Exhibit 6.12

Amendment II

to

Business and Asset Purchase Agreement

By and Among

Jet X Aerospace LLC

An Illinois Liability Company

And ASI Aviation Inc.

A Nevada Corporation

And the

Seller Members

Dated: July 12, 2021

Jet X Aerospace LLC, an Illinois limited liability company (“Seller” or “Company”), ASI Aviation, Inc., a Nevada Corporation (“Buyer”), and the Seller Members. Buyer, Seller and the Seller Members each are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Whereas, the Parties to this amendment have entered into the Business and Asset Purchase Agreement (the “Agreement”), dated March 25, 2021 (the “Effective Date”).

Now Therefore, Buyer and Seller agree as follow:

(a)	The Closing Date to the Business and Asset Purchase Agreement is hereby extended to August 25, 2021.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment II to the Agreement to be executed by their respective officers thereunto duly authorized.

SELLER:	BUYER:

JET X AEROSPACE, LLC	ASI AVIATION, INC.

By:	By:

Printed Name:	Printed Name:

Title:	Title:

SELLER MEMBERS:

By:

Printed Name: David S. Carver

By:

Printed Name: Demetri Xydas

By:

Printed Name: Jayson Carver